UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2014

PROFIT PLANNERS MANAGEMENT, INC.

(Exact Name of Registrant as Specified in Charter)

NEVADA	33-142076	90-0450030
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification Number)

885 Third Avenue, 19th Floor

New York, NY 10022

(Address of Principal Executive Offices)

(646) 416-6802

(Registrant's Telephone Number, including area code)

350 Madison Avenue, 8th Floor

New York, NY 10017

(Former Name or Former Address, if changed since last report)

Section 5.02. Departure and Appointment of Directors.

Directors

On November 11, 2014, the Board of Directors of the Registrant appointed William R. Hunter and Stephen B. Kass, Esq., CPA, LLM to serve as directors of the Registrant to fill vacancies on its Board of Directors.

The following is biographical information of the persons appointed to the Board of Directors of the Registrant, as identified above.

William R. Hunter - 56; Mr. Hunter has over 25 years of experience in the financial services industry, primarily in the fixed income and electronic trading space. Mr. Hunter is currently a Managing Director at PPMT Strategic Group, Inc., a managerial, tax and Dodd Frank compliance consulting firm based in New York, New York. PPMT Strategic Group is a wholly owned subsidiary of the Registrant. Prior to joining PPMT Strategic, Mr. Hunter served as an executive and consultant on issues involving compliance, electronic trading, and connectivity relating to the passage of the Dodd-Frank Legislation. From March 2010 to August 2011, Mr. Hunter was president and a founder of Leeholm Consulting, Inc. From February 2011 to August 2012, Bill was a Director at Whitaker Securities, LLC, where his responsibilities included strategic planning, marketing, compliance, and the development and implementation of front end, web based electronic trading platforms. He also shaped the firms response to the Dodd Frank Legislation. From October 1985 to February 2010, Mr. Hunter was a Vice President at Tradition North America, Inc. where he co-managed a 35 person team of sales and support personnel in the firm’s fixed income derivatives trading department. In 1980, Mr. Hunter received a Bachelor of Science degree in business administration from the State University of New York at Brockport and in 1982 he received a Masters in Business Administration from C.W. Post - Long Island University.

Stephen B. Kass, Esq., CPA, LLM – 51; Mr. Kass has over 27 years of professional experience as an accountant and over 22 years experience as a lawyer providing business reorganization and tax reduction services. Mr. Kass is currently a Managing Director at PPMT Strategic Group, Inc., a managerial, tax and Dodd Frank compliance consulting firm based in New York, New York. PPMT Strategic Group is a wholly owned subsidiary of the Registrant. From 1995 to the present, Stephen has been the founding principal of a law firm in Manhattan, New York that specializes in business reorganization and tax services. From 1992 to 1994, Mr. Kass was a tax associate at Deloitte & Touche, LLP where he researched new mark to market and hedging rules, prepared corporate tax returns, and tested reporting systems for mutual funds. Stephen’s clients included large international banks, broker dealers, real estate partnerships and high net worth individuals. From 1986 to 1989, Mr. Kass was a Senior Accountant with Marcum, Bernstein & Pinchuk, LLP where he audited broker deals and investment banks, managed audit teams, and prepared corporate tax returns and projections for real estate investment companies. Mr. Kass has also sat on the board of directors of two investment banking firms as well as the board of directors for a condominium in the capacity as president and treasurer for over 10 years. From January 2000 to December 2002, Mr. Kass was a director at First Wall Street Capital International, Inc. and from September 2005 to December 2011, he was a director at European American Advisors, Inc. In 1986, Mr. Kass received a Bachelors degree in business with an accounting major from Hofstra University and in 1992 he received his JD degree from the Hofstra University School of Law. In 1996, Mr. Kass received an LLM degree in taxation from the New York University School of Law. Mr. Kass is a Certified Public Accountant licensed in the State of New York. He is admitted in the district courts of the Southern and Eastern districts of New York and New Jersey Distict Court. He is further admitted to the United States Supreme Court as well the United States Military Court.

No director, executive officer, promoter or control person of the Registrant has, within the last five years: (i) had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations or similar misdemeanors); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (iv) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (the "Commission") or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated. There are no family relationships among any directors and executive officers of the Registrant.

On November 11, 2014, Bradley L. Steere II resigned from our board of directors to pursue other business interests. There were no disagreements between Mr. Steere and the Registrant, or its executives or directors, on any matter relating to the Registrant’s operations, policies or practices.

As a result of the above appointments and resignations, Wesley Ramjeet, William R. Hunter and Stephen B. Kass constitute the full board of directors of the Registrant as of 5:00 pm on November 11, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Profit Planners Management, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 14, 2014

PROFIT PLANNERS MANAGEMENT, INC.

By:	/s/ Wesley Ramjeet
Wesley Ramjeet
Chief Executive Officer

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